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                                                                    Exhibit 99.1


                               (STRATAGENE LOGO)


Approved by:
Reg Jones, Senior Vice President and Chief Financial Officer
(858) 535-5400

Investors                           Media

EVC Group, Inc.                     EVC Group, Inc.
Douglas Sherk,                      Steve DiMattia
Jennifer Beugelmans                 (917) 620-0590
(415) 896-6820


FOR IMMEDIATE RELEASE


             STEVE MARTIN TO REPLACE REG JONES AS CFO OF STRATAGENE
                   REG JONES TO RETIRE EFFECTIVE JUNE 30, 2005

LA JOLLA, California, May 20, 2005 - Stratagene Corporation (NASDAQ: STGN), a developer, marketer and manufacturer of life science research and diagnostic products, today announced that Steve Martin, Director of Finance, will succeed Reg Jones as CFO on July 1, 2005. Mr. Jones is retiring after a 24-year career with Stratagene and Hycor Biomedical Inc., which was acquired by Stratagene on June 2, 2004. Mr. Jones will remain in a consulting capacity with Stratagene.

"When Steve joined the company in May 2004, we viewed him as a potential future CFO of our company," said Joseph A. Sorge, MD, President and CEO of Stratagene. "Reg has made an enormous contribution to the Company, and now that the integration of Hycor and Stratagene is complete, and we are well on our way toward executing our growth strategies, we are positioned to smoothly transition the CFO role to Steve. I personally look forward to working with Steve, and on behalf of the entire organization thank Reg for his commitment and significant contributions to the Company."

"I am pleased that we will be able to seamlessly transition my responsibilities to Steve," said Reg Jones, CFO of Stratagene. "Now that we have integrated Hycor's operations and strengthened our balance sheet and financial performance, this is a good time for me to enjoy the benefits of my retirement."

Since joining the Company last year, Mr. Martin has been responsible for integrating the accounting and reporting for all entities in connection with the 2004 merger. In addition to strengthening internal controls in the accounting


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function, his duties also include hiring and training staff to meet the reporting requirements of the Securities and Exchange Commission (SEC). He has also been successful in developing corporate governance programs in support of the Company, including the ongoing efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002.

"The past year's experiences have prepared me to assume the CFO responsibilities and I appreciate the confidence that Reg, Joe and the Board of Directors have expressed in appointing me to the position of CFO. I have worked closely with Reg during the last year which has given me the unique advantage of understanding the Company, our financial structure and our business strategy. I look forward to assuming my new role in the company," said Steve Martin, Director of Finance for Stratagene.

Steve Martin is a certified public accountant with more than twenty years of diversified finance experience. Mr. Martin spent ten years with the public accounting firm of Deloitte & Touche LLP. Before joining Stratagene Mr. Martin was the Controller of Gen-Probe, Inc., a life sciences company and he has also held senior finance positions in three multinational, manufacturing companies. Mr. Martin has extensive SEC experience and will be actively involved in investor relations, working closely with Dr. Sorge.

ABOUT STRATAGENE CORPORATION

Stratagene is a developer, marketer and manufacturer of specialized life science research and diagnostic products. The Company's life science research unit supports advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. These products are used throughout the academic, industrial and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The Company's diagnostic unit develops and manufactures products for urinalysis, and high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders. In addition, by combining its expertise in diagnostics and molecular biology, as well as its experience with FDA regulatory procedures, the Company is pursuing opportunities to expand its product portfolio to include molecular diagnostic kits and instrumentation. More information is available at www.stratagene.com.

SAFE HARBOR STATEMENT

Certain statements in this news release that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Stratagene generally identifies forward-looking statements by using words like "believe," "intend," "target," "expect," "estimate," "may," "should," "plan," "project," "contemplate," "anticipate," "predict" or similar expressions. You can also


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identify forward-looking statements by discussions of strategies, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Stratagene to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements are risks associated with the company's inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, the company's ability to compete effectively in the diagnostics and life sciences research markets, variability of the company's quarterly revenues and operating results, the failure of the company to retain key employees, the company's ability to obtain additional debt or equity financing, the possibility of declining sales due in part to a reduction in research and development budgets or government funding, the company's ongoing ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties, extended manufacturing difficulties and currency fluctuations. For more information about these and other factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements please see "Factors that May Affect Future Results" included in Stratagene's Report on Form 10-K for the year ended December 31, 2004 and in other reports filed by Stratagene from time to time with the Securities and Exchange Commission.